EXHIBIT 99.13

REGISTRATION RIGHTS AGREEMENT

Schedule 6(b)

The Company intends to file an S-8 Registration Statement to register its 2005 Employee Benefit Plan. The holders of the December 2004 Debt and Warrants issued in connection thereof have registration rights with respect to their securities. A Registration Statement was declared effective on August 10, 2005 and a Post-Effective Amendment was declared effective on May 17, 2006. The Company is obligated to register additional shares under the Notes in a new Registration Statement by virtue of the lowering of the conversion price to $.75 per share. It is also obligated to maintain additional shares registered so that at all times 150% of the shares issuable upon conversion of the Notes are registered.

The Registration Statement and Post-Effective Amendment referenced above also registers the securities held by the remaining Warrant holders named in the Stock Warrant worksheet. See Schedule 3.1(g). Source Capital Group (“SCG”) will receive securities paid as a finder’s fee. See Schedule 3.1(g). SCG has piggyback registration rights for its finder’s fee securities consisting of 25,000 shares already received and warrants issuable at closing. The shares underlying the 80,000 Warrants issued to Morse & Morse, PLLC will be registered in a new Registration Statement that will be filed in connection with the Company’s obligations under the Transaction Documents.